Exhibit 23.1








               CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in Valhi, Inc.'s (i) Registration Statement (Form S-8 Nos. 33-53633, 33-48146, 33-41507 and 33-21758)
and related Prospectus pertaining to the Valhi, Inc. 1987 Incentive Stock Option
- Stock Appreciation Rights Plan, and (ii) Registration Statement (Form S-8 No. 33-41508) and related Prospectus pertaining to the Valhi, Inc. 1990 Non-Employee Director Stock Option Plan, of our reports dated February 29, 1996, except for
Note 22, as to which the date is March 14, 1996, on our audits of the consolidated financial statements and financial statement schedules of Valhi, Inc. and Subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 1995.




                                        COOPERS & LYBRAND L.L.P.


Dallas, Texas
March 15, 1996